UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 13, 2008

SendTec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51702	43-2053462
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

877 Executive Center Drive West St. Petersburg, FL	33702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 576-6630

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 13, 2008, Stephen Marotta resigned from the Board of Directors of SendTec, Inc. (the “Registrant”).

(d) On October 13, 2008, the Board of Directors elected Carl L. Cohen to serve as a director of the Registrant, effective immediately, until the Registrant’s 2009 annual meeting of stockholders. Mr. Cohen was designated pursuant to the Recapitalization Agreement, dated as of March 25, 2008 and amended as of August 22, 2008 (the “Recapitalization Agreement”), by and among the Registrant, SendTec Acquisition Corp., the Registrant’s wholly owned subsidiary (“STAC”), the holders (the “Holders”) of STAC’s 6% Senior Secured Convertible Debentures due March 31, 2008, and Christiana Corporate Services, Inc., in its capacity as administrative agent for the Holders (the “Agent”). Mr. Cohen was designated by the Holders to replace Stephen Marotta, who resigned from the Board of Directors, and was elected in accordance with the terms of the Recapitalization Agreement. The Registrant has not yet determined if Mr. Cohen will be named to any committees of the Board of Directors. Neither Mr. Cohen nor any of his immediate family members has been a party to any transaction or currently proposed transaction with the Registrant that is reportable under Item 404(a) of Regulation S-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SENDTEC, INC.

By:	/s/ Paul Soltoff
Name:	Paul Soltoff
Title:	Chief Executive Officer

Date: October 15, 2008